Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

GENOME THERAPEUTICS CORP.,

GUARDIAN ACQUISITION, INC.,

GENESOFT PHARMACEUTICALS, INC.

and

LUKE EVNIN, as

STOCKHOLDERS’ REPRESENTATIVE

(solely for purposes of Section 9.05)

Dated as of November 17, 2003

i

Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Parent Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Company Affiliate Agreement
Exhibit D	Form of Company Counsel Legal Opinion
Exhibit E	Form of Parent Counsel Legal Opinion

Schedule 1.06(a)	Members of the Board of Directors of Parent at the Effective Time
Schedule 1.06(b)	Executive Management of Parent at the Effective Time

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 17, 2003 (this “Agreement”), among Genome Therapeutics Corp., a Massachusetts corporation (“Parent”), Guardian Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Genesoft Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Luke Evnin, as Stockholders’ Representative (as defined in Section 9.05 hereof and solely for purposes thereof).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a two-step business combination transaction pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) immediately thereafter the Company will merge with and into a limited liability company wholly owned by Parent (“Second Acquisition Subsidiary”) (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan. As used in this Agreement, “Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger (as defined below) is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to unanimously recommend that the stockholders of Parent approve the issuance of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”);

WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, certain stockholders of the Company own such number of shares of common stock, $0.0001 par value, of the Company (the “Company Stock”), as is set forth opposite such stockholder’s name in Section 1.01 of the Company Disclosure Schedule (as defined in Article III) (such stockholders being referred to herein as the “Principal Stockholders”);

WHEREAS, pursuant to the Merger, each outstanding share of Company Stock shall be converted into the right to receive shares of Parent’s authorized common stock, par value $0.10 per share (“Parent Common Stock”), at the rate determined in this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, each of the Principal Stockholders is entering into a voting agreement with Parent (a “Company Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A-1;

WHEREAS, as a condition and inducement to the Company’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the Parent stockholders are entering into a voting agreement with the Company (a “Parent Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A-2;

WHEREAS, a portion of the Parent Common Stock otherwise issuable by Parent to the equity holders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02(b));

WHEREAS, concurrently with the execution of this Agreement, the Company and Parent are entering into a Note Amendment and Exchange Agreement (the “Note Amendment and Exchange Agreement”) with holders of the Company’s outstanding convertible promissory notes, pursuant to which such holders are exchanging such notes for new notes and shares of Common Stock of Parent; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholders’ Representative hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), as part of a single integrated plan, Merger Sub shall be merged with and into the Company, and immediately thereafter the Company shall be merged with and into the Second Acquisition Subsidiary. As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent. As a result of the Second-Step Merger, the separate corporate existence of the Company shall cease, and Second Acquisition Subsidiary shall continue as the surviving limited liability company of the Second-Step Merger, wholly owned by Parent.

SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause (a) the Reverse Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL and (b) the Second-Step Merger to be consummated by making all filings and recordings required under the Delaware Limited Liability Company Act. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Reverse Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, and, following the Second-Step Merger, all the property, rights, privileges, powers and franchises of the Surviving Corporation shall vest in Second Acquisition Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Second Acquisition Subsidiary.

SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 6.12, at the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is GeneSoft Pharmaceuticals, Inc.,” or such other name as determined by Parent, and following the Second-Step Merger, the Certificate of Formation of Second Acquisition Subsidiary shall be amended to provide that the name of Second Acquisition Subsidiary shall be “GeneSoft Pharmaceuticals, LLC,” or such other name as determined by Parent.

(b) Subject to Section 6.12, at the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to GeneSoft

Pharmaceuticals, Inc., and following the Second Step Merger, the limited liability company agreement of Second Acquisition Subsidiary (the “LLC Agreement”) shall be modified to refer to GeneSoft Pharmaceuticals, LLC.

SECTION 1.05 Directors and Officers of Merger Sub. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, and the Managers of the Second Acquisition Subsidiary immediately prior to the Second Step Merger shall be the initial managers of the surviving limited liability company, each to hold office in accordance with the LLC Agreement, and the officers of the Second Acquisition Subsidiary immediately prior to the Second Step Merger shall be the initial officers of the surviving limited liability company, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.06 Directors and Officers of Parent.

(a) Prior to the Effective Time, Parent shall take such action so that, from and after the Effective Time, until duly changed in compliance with applicable Law and the Certificate of Incorporation and Bylaws of Parent, the Board of Directors of Parent shall consist of the nine (9) members listed on Schedule 1.06(a) attached hereto.

(b) Parent shall take such action so that, upon the Effective Time, the persons set forth on Schedule 1.06(b) attached hereto shall hold the executive positions with Parent set forth opposite their name.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Stock issued and outstanding as of the Effective Time (other than Dissenting Shares (as defined in Section 2.05)) shall, by virtue of the Merger and without any action on the part of the holders of Company Stock, be cancelled and terminated as set forth below and converted into the right to receive the applicable portion of the Aggregate Merger Consideration (as defined in Section 2.01(b)) allocated to each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.05)) as follows: each outstanding share of Company Stock shall be converted automatically into the right to receive such number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 2.01(b));

(ii) each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding share of common stock of the Surviving Corporation. As a result of the Second Step Merger, each share of common stock of the Surviving Corporation shall be converted into and exchanged for a limited liability company interest in Second Acquisition Subsidiary.

(b) As used in this Agreement, the following terms have the following meanings:

(i) “Aggregate Merger Consideration” means (x) 28,571,405 shares of Parent Common Stock (the “Parent Shares”) less (y) the sum of the Preference Shares (as defined below) and the Accrued Interest Shares (as defined below).

(ii) “Escrow Shares” means the number of Parent Shares (rounded up to the next whole number) obtained from the sum of (i) the number of Parent Shares determined by multiplying the Aggregate Merger Consideration by 0.20 (the “Indemnity Escrow Shares”) and (ii) 400,000 Parent Shares (the “Other Escrow Shares”).

(iii) “Common Exchange Ratio” means the number of Parent Shares determined by dividing (x) the Aggregate Merger Consideration by (y) the Fully Diluted Common Shares Amount (as defined below).

(iv) “Fully Diluted Common Shares Amount” means a number of shares of Company Stock equal to the sum of (x) the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of Company Stock issuable upon exercise, conversion and/or exchange of all securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Stock, including, without limitation, the Company Options (as defined in Section 2.04 below), whether or not exercisable and whether or not vested or contingent, and the Company Warrants (as defined in Section 2.04 below), whether or not exercisable and whether or not vested or contingent.

(v) “Preference Shares” shall have the meaning given it in the Note Amendment and Exchange Agreement.

(vi) “Accrued Interest Shares” shall have the meaning given it in the Note Amendment and Exchange Agreement.

(c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Merger Consideration and Other Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

(d) If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such shares of Company Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Procedures. From and after the Effective Time, a bank or trust company to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Shares for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive the applicable Parent Shares pursuant to Section 2.01. As promptly as practicable after the Effective Time but in no event later than three business days following the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Share Certificates and receiving the applicable Parent Shares pursuant to Section 2.01. Promptly after the Effective Time, but in no event later than ten business days following the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Aggregate Merger Consideration less the Escrow Shares.

Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.01 (less the Escrow Shares attributable to the pro rata interest of such holder in the Escrow Funds pursuant to Section 2.02(b)); and

(ii) the Company Share Certificates so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Parent Shares may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required by Parent to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to dissenters rights under the DGCL (and if the Company is subject to Section 2115 of the California Corporations Code, Chapter 13 of the California Corporations Code) and Section 2.05, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Shares with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

(b) Escrow Fund. Prior to or simultaneously with the Closing, the Stockholders’ Representative and Parent shall enter into escrow agreement with an escrow agent selected by Parent and reasonably acceptable to the Stockholders’ Representative (the “Escrow Agent”) substantially in the form of Exhibit B hereto (the “Escrow Agreement”). Pursuant to the terms of the Escrow Agreement, Parent shall deposit (i) one or more certificates in the name of the Escrow Agent representing the shares of Parent Common Stock that are the Company Stockholders’ pro-rata portion of the Indemnity Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Indemnity Escrow Account”) and (ii) one or more certificates in the name of the Escrow Agent representing the 400,000 shares of Parent Common Stock that are the Other Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Other Escrow Account”, and together with the Indemnity Escrow Account, the “Escrow Accounts”). Any Escrow Shares in the Indemnity Escrow Account are referred to herein as the “Indemnity Escrow Fund”, any Escrow Shares in the Other Escrow Account are referred to herein as the “Other Escrow Fund”, and the Indemnity Escrow Fund and Other Escrow Fund together are the “Escrow Funds”. In connection with such deposit of the Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Company Stock will be deemed to have received and deposited with the Escrow Agent each stockholder’s pro rata interest in the Escrow Funds (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Funds) as determined as of Closing by reference to such stockholder’s ownership of shares of Company Stock, without any act of the stockholders of the Company (the “Company Stockholders”). If a holder of assumed Company Options exercises any portion of such holder’s option prior to the termination of the Escrow Funds, such holder shall contribute a portion of the shares of Parent Common Stock issued upon exercise to the Escrow Funds in accordance with the provisions of the Escrow Agreement, and such shares shall thereafter be “Escrow Shares” for purposes hereunder. Distributions of any Escrow Shares from the Escrow Accounts shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Stockholders’ Representative.

(c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02.

(d) No Further Rights in Company Stock. The Parent Shares issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).

(f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

(g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(h) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) to which such person is entitled pursuant to the provisions of this Article II.

(i) Return of Parent Shares. Promptly following the end of the sixth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and forms of stock power and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) without any interest thereon.

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.

SECTION 2.04 Company Stock Options; Company Warrants.

(a) At the Effective Time, Parent shall assume all options to purchase Common Stock issued by the Company pursuant to the Company Stock Plan (as defined in Section 3.04(b)) whether vested or unvested and whether exercisable or unexercisable (each a “Company Option”). The Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of such unvested shares. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time (subject to Parent’s right to withhold a percentage of Parent Common Stock upon exercise of such assumed Company Option as contemplated by the terms of the Escrow Agreement), such number of shares of Parent Common Stock that is equal to the number of shares of Company Stock subject to the unexercised portion of such Company Option multiplied by the Common Exchange Ratio (rounded down to the nearest whole number). The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time divided by the Common Exchange Ratio (rounded up to the nearest whole cent). The term, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time. Shares of Parent Common Stock issuable upon exercise of any assumed Company Options shall be subject to the escrow provisions of Section 2.02(b) and Article IX hereof. Within 45 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent. Within 5 business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(b) At the Effective Time, each warrant to acquire shares of Company Stock granted and outstanding immediately prior to the Effective Time (each a “Company Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall be converted into a warrant to acquire shares of Parent Common Stock in accordance with its terms. Each Company Warrant so converted shall continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Effective Time, except that (i) such Company Warrant shall be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Company Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the exercise price per share of Company Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Common Exchange Ratio (rounded up to the nearest whole cent).

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code), unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares, without any interest thereon, upon the surrender, in the manner provided in Section 2.02 (including the provision for the Escrow Shares pursuant to Section 2.02(b)), of the corresponding Company Share Certificate.

(b) The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL (or, if applicable, Chapter 13 of the California

Corporations Code) and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date) in each case, subject to the matters set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”).

SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that is individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets (tangible or intangible), liabilities, or results of operations of the Company, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, political or business conditions and not specifically related to the Company, (ii) any changes or events affecting the industry in which the Company operates and not specifically related to the Company, (iii) any matter otherwise known to Parent prior to the date of this Agreement, (iv) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof (v) any fees or expenses payable as a result of the performance of the transactions contemplated by this Agreement, (vi) any pre-clinical or clinical results related to any of the Company’s programs or potential products other than Factive or (vii) any violations or other matters arising from changes in law or generally accepted accounting principles. Notwithstanding the foregoing, the Company acknowledges that any event, change, violation, inaccuracy, circumstance or effect, including without limitation, the revocation, withdrawal, suspension, cancellation, termination or material adverse modification (or notice of any threatened revocation, withdrawal, suspension, cancellation, termination or modification) of any FDA Company Permit (as defined in Section 3.07(b)) or Non-FDA Company Permit (as defined in Section 3.07(a)) related to Factive, that is individually or in the aggregate, materially adverse to the Company’s ability to sell, have sold, market, develop, distribute, import or manufacture Factive shall constitute a Company Material Adverse Effect.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect.

SECTION 3.03 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 43,450,000 shares of Company Stock, 5,425,000 shares of Series A Preferred Stock (“Company Series A Preferred Stock”), 6,000,000 shares of Series B Preferred Stock (“Company Series B Preferred Stock”), 6,600,000 shares of Series C Preferred Stock (“Company Series C Preferred Stock”), 5,950,000 shares of Series D Preferred Stock (“Company Series D Preferred Stock”) and 1,000,000 shares of Series 1 Preferred Stock (“Company Series 1 Preferred Stock”, and collectively with each foregoing series of preferred stock, the “Company Preferred Stock”). As of the date hereof, (i) 12,378,931 shares of Company Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Stock are held in the treasury of the Company and (iii) 2,939,747 shares of Company Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date of this Agreement, (A) no shares of Company Series A Preferred Stock are issued and outstanding, (B) no shares of Company Series B Preferred Stock are issued and outstanding, (C) no shares of Company Series C Preferred Stock are issued and outstanding, (D) no shares of Company Series D Preferred Stock are issued and outstanding, and (E) no shares of Company Series 1 Preferred Stock are issued and outstanding. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by the Company and to which any of such shares is subject.

(b) The Company has reserved 4,011,814 shares of Company Stock for issuance under the Company’s 1998 Stock Option Plan/Stock Issuance (the “Company Stock Plan”) of which options to purchase 2,939,747 shares of Company Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Stock that was originally subject to such Company Option; (iii) the number of shares of Company Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Stock purchasable under such Company Option; (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (viii) the current employee or independent contractor or Board member status of the holder of such Company Option.

(c) The Company has reserved 40,702 shares of Company Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.04(c) of the Company Disclosure Schedule sets forth, with respect to each Company Warrant issued to any person: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Stock purchasable under such Company Warrant; (iv) the total number of shares of Company Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Company Warrant; and (vi) the term of such Company Warrant.

(d) Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) or Section 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) Except as set forth on Schedule 3.04(d) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

SECTION 3.05 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 3.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b)(i) and Section 3.06(b)(ii) have been obtained and all filings and obligations described in Section 3.06(b)(i) and Section 3.06(b)(ii) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of any benefit under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on, or the forfeiture of, any material property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (ii) for the filing and recordation of appropriate merger documents as required by the DGCL.

SECTION 3.07 Permits; Compliance.

(a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (other than the FDA (as defined below)) necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, and to sell, market, develop, distribute, import and manufacture Factive (the “Non-FDA Company Permits”). All Non-FDA Company Permits are in full force and effect and will remain so, in all material respects, after the Closing and no suspension or cancellation of any Non-FDA Company Permit is pending or, to the knowledge of the Company, threatened. The Company is in compliance in all material respects with the Non-FDA Company Permits and has not received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Non-FDA Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Non-FDA Company Permit.

(b) The Company holds all new drug applications, abbreviated new drug applications, product license applications, and investigational new drug applications, product export applications and other approvals issuable by the U.S. Food and Drug Administration (the “FDA”) (the “FDA Company Permits”), necessary for the conduct of the business as currently conducted and for the sale, marketing, development, distribution, importation and manufacturing of Factive in the United States and no such FDA Company Permits have been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Licensor (as defined below in Section 3.12(xvii)) holds all FDA Company Permits necessary for the manufacture and exportation to the United States of Factive and no such FDA Company Permit has, to the knowledge of the Company, been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is not aware of the existence of, or any basis for, any limitation on the ability of Licensor to manufacture and export Factive in accordance with the Company’s specifications. The Company is in compliance in all material respects with the FDA Company Permits and has not received any written notice or other written communication from the FDA regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any FDA Company Permits or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any FDA Company Permit. Except for the information and files identified on Section 3.07(b)(X) of the Company Disclosure Schedule, the Company has made available to Parent all information in its possession or control relating to Factive and the development, manufacture and sale of Factive, including without limitation, complete and correct copies of the following (to the extent there are any): (i) adverse event reports; clinical study reports and material study data; and FDA inspection reports, notices of adverse findings, warning letters, FDA filings and letters and other correspondence with the FDA and (ii) similar reports, study data, notices, letters, filings and correspondence with any other Governmental Entity. The information and files identified on Section 3.07(b)(X) of the Company Disclosure Schedule do not reflect circumstances regarding the matters referred to therein that are more unfavorable to the Company than the information regarding such matters contained in the materials made available to Parent pursuant to the immediately preceding sentence.

SECTION 3.08 Financial Statements.

(a) True and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2001, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the year then ended, together with all related notes and schedules thereto and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2002, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto ((i) and (ii) collectively referred to herein as the “Company Audited

Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2003 (the “Company Reference Balance Sheet”), and the related statements of operations and changes in cash flows for the nine months ended September 30, 2003 (collectively referred to herein as the “Company Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Company Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company does not have any debts, liabilities or obligations (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Company Reference Balance Sheet and set forth in the footnotes thereto and (ii) incurred since September 30, 2003 in the ordinary course of the Company’s business, consistent with past practice.

SECTION 3.09 Absence of Certain Changes or Events. Since January 1, 2003, except as contemplated by or as disclosed in this Agreement (including the Company Disclosure Schedule), the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Company Material Adverse Effect nor any action reasonably likely to result in a Company Material Adverse Effect, nor any action that, if taken after the date hereof, would violate Section 5.01.

SECTION 3.10 Absence of Litigation. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending involving the Company (whether or not before any Governmental Entity (a “Legal Proceeding”)) or, to the knowledge of the Company, any threat or any basis for any of the foregoing.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule lists, in all cases whether or not reduced to writing and whether covering a single individual or group, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, or any consultant or other independent contractor who provides services to or for the benefit of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements or other contracts between the Company and any employee of the Company (each, a “Company Plan,” and collectively, the “Company Plans”).

(b) The Company has made available to Parent a true and complete copy of each Company Plan and, to the extent applicable, a true and complete copy of (i) each trust or other funding arrangement including any insurance policies, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iv) the most recently received Internal Revenue Service determination letter for each Company Plan intended to qualify under the Code, (v) the most recently prepared actuarial report or financial statement in connection with each such Company Plan, (vi) each form of notice of grant and stock option agreement used to document Company Options, (vii) custodial agreements, administrative services agreements, investment management or investment advisory agreements, and (viii) employee handbooks.

(c) None of the Company Plans is subject to Title IV of ERISA and no corporation, trust, partnership or other entity that would be considered a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”) has ever maintained a plan subject to Title IV of ERISA.

(d) Except as set forth in Company Disclosure Schedule 3.11(d), none of the Company Plans provides for the payment of separation, severance, termination or similar benefits to any person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with a termination of service, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Company Plan’s current treatment under any Laws, including any Tax or social contribution Law. No Company Plan provides, or reflects or represents any liability to provide, retiree health, retiree disability, or retiree life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, retiree disability, or retiree life insurance benefits, except to the extent required by statute. Nothing has occurred with respect to any Company Plan described in Section 4980B of the Code that could subject the Company to a tax under Section 4980B of the Code.

(e) Each Company Plan has been operated in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA, Section 4972 of the Code or Sections 4975 through 4980 of the Code. No Company Plan is under examination by the IRS, the DOL or any other Government Authority. Neither the Company nor any Company Plan has any pending application or filing before the IRS, the DOL or any other Government Authority pursuant to any voluntary compliance, amnesty or similar program sponsored by the IRS, the DOL or any other Government Authority.

(f) Each Company Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that is reasonably likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Plan.

(g) All contributions, premiums or payments required to be made or accrued with respect to any Company Plan have been made on or before their due dates.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and as of the date of this Agreement, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (v) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending with respect to the Company; and (vi) there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the

Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity. Each individual who currently provides, or formerly provided, services to the Company or any Company ERISA Affiliate and who is or was categorized by the Company as an independent contractor is and was at all times properly categorized as such and does not or did not, as the case may be, constitute a common law employee of the Company or any Company ERISA Affiliate during any time that such individual is or was categorized as an independent contractor.

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists each of the following written or oral contracts and agreements to which the Company is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company is subject or bound as of the date hereof (such contracts and agreements being the “Material Company Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $25,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

(iii) all leases and subleases of real property, including without limitation, any capital lease;

(iv) all leases, licenses or sublicenses of any asset, including any intellectual property not listed on Schedule 3.14 of the Company Disclosure Schedule, other than nonexclusive leases, licenses or sublicenses of commercially available software that the Company has procured through shrink wrap, click wrap or purchase orders;

(v) all employment agreements and employment contracts that have an aggregate future liability in excess of $25,000, other than offer letters in a standard form that do not provide for any severance or bonus payments or provide for the grant of equity incentives not pursuant to the existing Company Plans;

(vi) all contracts and agreements for any joint venture, partnership or similar arrangement;

(vii) all contracts and agreements under which the Company has advanced or loaned an amount to any of its affiliates or employees other than in the ordinary course of business;

(viii) any contract or agreement relating to the acquisition or disposition of (a) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (b) any asset (tangible or intangible) other than sales of supplies pursuant to purchase orders in the ordinary course of business;

(ix) any contract or agreement under which the Company is, or may become, obligated to pay an amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (a) acquisition or disposition of assets or securities (other than the sale of inventory in the ordinary course of business), (b) merger, consolidation or other business combination or (c) series or group of related transactions or events of the type specified in clauses (a) and (b) above;

(x) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company in an aggregate amount not to exceed $100,000, including any contracts and agreements in which the Company is a guarantor of indebtedness;

(xi) all contracts and agreements under which any person has guaranteed any indebtedness of the Company;

(xii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

(xiii) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

(xiv) all contracts or agreements under which the Company is, or may become, obligated to incur any severance pay or other compensation obligations and all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other plan or arrangement for the benefit of the Company’s current or former directors, officers and employees;

(xv) all contracts regarding the acquisition, issuance or transfer of any securities of the Company and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

(xvi) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business; and

(xvii) all contracts and agreements with Licensor (as defined hereinafter), including, without limitation, the License and Option Agreement by and between the Company and LG Life Sciences, Ltd. (“Licensor”) dated as of October 22, 2002, as amended by Amendment No. 1 to the License and Option Agreement dated November 21, 2002, Amendment No. 2 to the License and Option Agreement dated December 6, 2002, and Amendment No. 3 to the License and Option Agreement dated October 16, 2003 (the “License Agreement”).

(b) Each Material Company Contract (i) is legal, valid and binding on the Company, and, to the knowledge of the Company, on the other parties thereto, is in full force and effect, and is enforceable against the Company and, to the knowledge of the Company, is enforceable against each other party thereto and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Material Company Contract and, to the knowledge of the Company, no other party to any Material Company Contract is in breach or violation thereof or default thereunder. The Company has made available to Parent true, accurate and complete copies of each written agreement set forth on Schedule 3.12 of the Company Disclosure Schedule, in each case, as amended or otherwise modified and in effect. There are no payments due and unpaid by the Company under any Material Company Contract, whether or not any other party thereto has agreed to forbear or waive any rights in connection with such non-payment (other than payments set forth on Section 3.12(b) of the Company Disclosure Schedule and identified as not being made due to the amount in dispute).

SECTION 3.13 Environmental Matters.

(a) The Company (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company’s business, all of which are set forth on Schedule 3.13 of the Company Disclosure Schedule and (iii) is in compliance with its Environmental Permits.

(b) The Company has not released, and no other person has released, Hazardous Materials (as defined below) on, upon, into or from any real property owned or leased by the Company or, during their ownership or occupancy of such property, on any property formerly owned, operated or leased by the Company.

For purposes of this Agreement:

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, human health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, assessment, cleanup, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated or identified as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Intellectual Property.

(a) The Company owns, is licensed for, or possesses sufficient rights with respect to, all Company Intellectual Property (as defined below) (i) that is material to the business of the Company, (ii) that is necessary to conduct any such business, as such business is presently conducted and (iii) as required for the sale of Factive in the United States or in any other country in which the License Agreement purports to grant to the Company the right to sell Factive. The Company has not received any written communication alleging that the Company or Company Intellectual Property infringes or misappropriates any right of a third party (an “Infringement”), nor is the Company aware of any Infringement. The Company has not infringed upon or misappropriated, and the sale by the Company, Parent or a sub-licensee of Factive will not infringe or misappropriate, any Intellectual Property right of any third party. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property and is not aware of a bona fide basis for such a proceeding. “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) in any business of the Company, or that is necessary to conduct any such business, as such business is presently conducted or as required for the sale of Factive in the United States or in any other country in which the License Agreement purports to grant to the Company the right to sell Factive. With respect to patent rights and mark rights, and notwithstanding anything to the contrary, the representations and warranties of this Section 3.14(a) are made only to the Company’s knowledge and without having conducted any special investigation or patent or trademark search.

(b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company only on a nonexclusive basis), Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all issued patents and patent applications; all registered Marks; and all registered copyrights and mask works. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) has occurred or is anticipated by the Company. Except as referenced in written documentation previously provided to Parent (including without limitation file wrappers), the Company is not aware of any material questions or challenges with respect to the validity of any claims of any of the foregoing patents or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party that assign, authorize to Use, encumber, or give access to any Company Intellectual Property to a third party other than access provided under a standard form nondisclosure/nonuse agreement; (ii) all licenses, sublicenses and other agreements pursuant to which the Company has received rights to Use any third party Intellectual Property other than commercially available shrink wrap software; and (iii) all Marks. The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement, other than indemnification provisions contained in agreements used in transactions arising in the ordinary course of business (including, but not limited to, purchase and supply agreements, distribution agreements, and service agreements). No event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a material breach or material violation by the Company of any license, sublicense or other agreement required to be listed in Section 3.14(c) of the Company Disclosure Schedule or, to the Company’s knowledge, in such a breach or violation of any such license, sublicense or other agreement by any other party thereto.

(d) The Company has taken reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property with respect to which the Company has exclusivity and is not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). Each current and former employee and contractor of the Company who contributed to the creation or development of any Company Intellectual Property executed an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), except where failure to do so would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.15 Taxes.

(a) All material Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) before the Closing (after giving effect to any extensions of such due date) (collectively, “Tax Returns” and individually, a “Tax Return”), by or on behalf of the Company, have been or will be completed and filed when due (after giving effect to any extensions of such due date) and all such Tax Returns are true, correct, and complete in all material respects. All amounts shown due on such Tax Returns on or before the Effective Time, and all other material Taxes (whether or not shown on any Tax Return) that are due on or before the Effective Time, have been or will be paid on or before such date. The Company Interim Financial Statements (i) accrue on the face of such Company Interim Financial Statements (rather than in any footnote thereto) all material actual and contingent liabilities for Taxes (as defined below) with respect to all periods through September 30, 2003 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the face of the Company Reference Balance Sheet included in the Company Interim Financial Statements (rather than in any footnote thereto) with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after September 30, 2003, with respect to all transactions and events occurring on or prior to such date. The Company has not incurred any material Tax liability since

September 30, 2003 other than (i) in the ordinary course of business or (ii) that may result from potential discharge of indebtedness income in connection with the transactions contemplated by the Note Amendment and Exchange Agreement and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld by the Company, and the Company has complied with all material Tax reporting and recordkeeping requirements. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2002 have been examined by any Tax Authority. The Company has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened in writing against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has previously provided or made available to Parent true and complete copies of all income, franchise, and sales Tax Returns. The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local, or foreign Tax law) or that were not or would not be deductible under Section 162 (other than 162(a)) or Section 404 of the Code. The Company does not have any liability for the Taxes of any person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”).

SECTION 3.16 Vote Required. The only vote of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Stock in favor of the approval and adoption of this Agreement and the Merger.

SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used in the conduct of the business of the Company or otherwise owned or leased by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by the Company in or relating to the conduct of the business of the Company (all such properties, assets and contract rights being the “Company Assets”). The equipment of the Company used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18 Owned Real Property. The Company does not own any real property.

SECTION 3.19 Brokers. Except for Merrill Lynch & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.20 Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.22 Accounts Receivable. All accounts and notes receivable reflected on the Company Reference Balance Sheet and all accounts and notes receivable arising subsequent to the date of the Company Reference Balance Sheet and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date.

SECTION 3.23 Illegal Payments, etc. In the conduct of the business of the Company, the Company has not, and none of its directors, officers, employees or agents, has (a)

directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

SECTION 3.24 Affiliate Transactions. Except for the matters disclosed on Section 3.24 of the Company Disclosure Schedule, no Company Stockholder or any affiliate of any Company Stockholder is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Material Company Contract with, the Company. Except as disclosed on Section 3.24 of the Company Disclosure Schedule, no Company Stockholder or any affiliate of any Company Stockholder owns any asset used in, or necessary to, the business of the Company.

SECTION 3.25 Employees. Except as disclosed on Section 3.25 of the Company Disclosure Schedule, no employee of the Company is represented by a labor union. Except as set forth on Section 3.25 of the Company Disclosure Schedule, no executive officer or other key employee has been terminated for any reason nor has any such officer or key employee notified the Company of his or her intention to resign or retire since January 1, 2002.

SECTION 3.26 Insurance. The insurance policies owned and maintained by the Company are set forth on Section 3.26 of the Company Disclosure Schedule with their respective expiration dates. All such policies, taken as a whole, are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as set forth on Section 3.26 of the Company Disclosure Schedule, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such policy or (b) has threatened to cancel any such policy.

SECTION 3.27 Factive Supply. Section 3.27 of the Company Disclosure Schedule sets forth the quantity, location and owner of all (a) Final Product and (b) Bulk Product (each as defined below) in existence on the date hereof. All Final Product and Bulk Product referenced on Section 3.27 of the Company Disclosure Schedule is owned free and clear of all liens and Liabilities by the owner identified therein. All of such Final Product and Bulk Product has been manufactured in accordance with all applicable laws and regulations including, without limitation, good manufacturing practice compliance standards and necessary FDA Company Permits and conforms to the specification for Final Product and Bulk Product set forth in the License Agreement. All such Final Product is saleable in the ordinary course of business and all such Bulk Product is fit for processing into Final Product. For purposes of this Section 3.27, “Final Product” shall mean finished products including Gemifloxacin as an active ingredient in final form for commercialization, distribution and sale, labeled in accordance with applicable regulatory requirements and custom and meeting the specifications set forth in the License

Agreement, and “Bulk Product” shall mean Gemifloxacin in active bulk form meeting the specifications set forth in the License Agreement.

SECTION 3.28 Disclosure. The representations and warranties contained in this Article III (including, without limitation, the Company Disclosure Schedule) do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date) in each case, subject to the matters set forth in the Parent SEC Reports where it is clear, upon a reading of such disclosure in the Parent SEC Reports without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure in the Parent SEC Reports applies, or the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”).

SECTION 4.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets (tangible or intangible), liabilities, or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, political or business conditions and not specifically related to Parent, (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate and not specifically related to Parent, (iii) any matter otherwise known to the Company prior to the date of this Agreement, (iv) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (v) any fees or expenses payable as a result of the performance of the transactions contemplated by this Agreement, (vi) any pre-clinical or clinical results related to any of Parent’s programs or potential products other than Ramoplanin, (vii) any violations or other matter arising from changes in law or generally accepted accounting principles or (viii) sales or other dispositions of Parent properties or assets other than Ramoplanin. Notwithstanding the foregoing, Parent acknowledges that any event, change, violation, inaccuracy, circumstance or effect, including without limitation, the revocation, withdrawal, suspension, cancellation, termination or material adverse modification (or notice of any threatened revocation, withdrawal, suspension, cancellation, termination or modification)of any FDA Parent Permit (as defined in Section 4.07(b)) or Non-FDA Parent Permit (as defined in Section 4.07(a)) related to Ramoplanin, that is individually or in the aggregate, materially adverse to Parent’s ability to sell, have sold, market, develop, distribute, import or manufacture Ramoplanin shall constitute a Parent Material Adverse Effect, provided that the Company acknowledges and agrees that in no event shall the circumstances and events, or any results or changes arising from such circumstances and events, described specifically on Section 4.01 of the Parent Disclosure Schedule be deemed to constitute a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has made available to the Company a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of Parent (or equivalent organizational documents) including all amendments thereto and (b) the minute books containing all consents, actions and meeting of the stockholders of Parent and Parent’s Board of Directors and any committees thereof.

SECTION 4.03 No Subsidiaries. Except as set forth on Section 4.03 of the Parent Disclosure Schedule, Parent does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. References to “Parent” in this Agreement shall be deemed to include all subsidiaries of Parent, if any, unless the context clearly requires otherwise.

SECTION 4.04 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, consisting of 49,375,000 shares of common stock, par value $0.10 per share and 625,000 shares of Series B restricted stock, par value $0.10 per share. No shares of Series B restricted stock are outstanding. As of September 27, 2003, (i) 26,172,776 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 4,213,052 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock (“Parent Options”), and 1,328,179 shares of Parent Common Stock were reserved for future issuance pursuant to Parent Options available for future grant, (iii) 586,646 shares of Parent Common Stock were reserved for issuance pursuant to outstanding, unexercised warrants to purchase Parent Common Stock, (iv) 183,784 shares of Parent Common Stock were reserved for issuance under the Parent’s Employee Stock Purchase Plan (the “Parent Stock Plan”) and (v) 217 shares of Parent Common Stock were reserved for issuance under the Company’s 1997 Directors Deferred Plan.

(b) Except as described in Section 4.04(a) above or as set forth in Section 4.04(b) of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any share of capital stock of, or other equity interest in, Parent. All shares of Parent Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 4.05 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholders of Parent, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance of this Agreement by each of Parent and Merger Sub will not, and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of any benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on or forfeiture of, any material property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger

Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, (ii) for the filing and recordation of appropriate merger documents as required by the DGCL, and (iii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The Nasdaq National Market.

SECTION 4.07 Permits; Compliance.

(a) Parent is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (other than the FDA) necessary for Parent to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, including, without limitation, to conduct the clinical trials of Ramoplanin now being conducted (the “Non-FDA Parent Permits”). All Non-FDA Parent Permits are in full force and effect and will remain so, in all material respects, after the Closing and no suspension or cancellation of any Non-FDA Parent Permit is pending or, to the knowledge of Parent, threatened. Parent is in compliance in all material respects with the Non-FDA Parent Permits and has not received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Non-FDA Parent Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Non-FDA Parent Permit.

(b) Parent holds all investigational new drug applications and other approvals issuable by the FDA (the “FDA Parent Permits”), necessary for the conduct of the business as currently conducted, including, without limitation, to conduct the clinical trials of Ramoplanin now being conducted in the United States and no such FDA Parent Permits have been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Parent is in compliance in all material respects with the FDA Parent Permits and has not received any written notice or other written communication from the FDA regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any FDA Parent Permits or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any FDA Parent Permit. Parent has made available to the Company all information in its possession or control relating to Ramoplanin and the development and manufacture of Ramoplanin, including without limitation, complete and correct copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; and FDA inspection reports, notices of adverse findings, warning letters, FDA filings and letters and other correspondence with the FDA.

SECTION 4.08 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2000 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not, individually or in the aggregate, have a Parent Material Adverse Effect).

SECTION 4.09 Absence of Certain Changes. Since January 1, 2003, except as contemplated by or as disclosed in this Agreement (including the Parent Disclosure Schedule), Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been a Parent Material Adverse Effect nor any action reasonably likely to result in a Parent Material Adverse Effect, nor any action that, if taken after the date hereof, would violate Section 5.02.

SECTION 4.10 Absence of Litigation . Other than as set forth on Section 4.10 of the Parent Disclosure Schedule, there is no litigation, suit, claim, action, hearing, investigation or proceeding pending involving Parent or Merger Sub (whether or not before any Governmental Entity) or, to the knowledge of Parent, any threat or basis for any of the foregoing.

SECTION 4.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 4.11(a) of the Parent Disclosure Schedule lists, in all cases whether or not reduced to writing and whether covering a single individual or group, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Parent is a party, with respect to which Parent has any obligation or which are maintained, contributed to or sponsored by Parent for the benefit of any current or former employee, officer or director of Parent, or any consultant or other independent contractor who provides services to or for the benefit of Parent, (ii) each employee benefit plan for which Parent could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Parent could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements or other contracts between Parent and any employee of Parent (each, a “Parent Plan,” and collectively, the “Parent Plans”).

(b) Parent has made available to the Company a true and complete copy of each Parent Plan and, to the extent applicable, a true and complete copy of (i) each trust or other funding arrangement including any insurance policies, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan, (iv) the most recently received Internal Revenue Service determination letter for each Parent Plan intended to qualify under the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Parent Plan, (vi) each form of notice of grant and stock option agreement used to document Parent Options, and (vii) custodial agreements, administrative services agreements, investment management or investment advisory agreements, and (viii) employee handbooks.

(c) None of the Parent Plans is subject to Title IV of ERISA and no corporation, trust, partnership or other entity that would be considered a single employer with Parent under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”) has ever maintained a plan subject to Title IV of ERISA.

(d) Except as set forth in Section 4.11(d) of the Parent Disclosure Schedule, none of the Parent Plans provides for the payment of separation, severance, termination or similar benefits to any person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with a termination of service, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Parent Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Parent Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Parent Option, whether or not contingent, or (iv) affect in any material respects any Parent Plan’s current treatment under any Laws, including any Tax or social contribution Law. No Parent Plan provides, or reflects or represents any liability to provide, retiree health, retiree disability, or retiree life insurance benefits to any person for any reason, except as may be required by COBRA, or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, retiree disability, or retiree life insurance benefits, except to the extent required by statute. Nothing has occurred with respect to any Parent Plan described in Section 4980B of the Code that could subject Parent to a tax under Section 4980B of the Code. Except as set forth on Section 4.11(d) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by Article I of this Agreement will not be deemed an involuntary termination for any officer of director of Parent such that such officer or director is entitled to severance benefits or acceleration or other changes of the vesting provisions for any securities held by such officer or director, in each case, solely as a result of the consummation of the transactions contemplated by Article I of this Agreement.

(e) Each Parent Plan has been operated in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. No action, claim or proceeding is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan (other than claims for benefits in the ordinary course), and, to the knowledge of Parent, no fact or event exists that could give rise to any such action, claim or proceeding. Neither Parent nor any Parent ERISA Affiliate is subject to any penalty or Tax with respect to any Parent Plan under Section 502(i) of ERISA, Section 4972 of the Code or Sections 4975 through 4980 of the Code. No Parent Plan is under examination by the IRS, the DOL or any other Government Authority. Neither Parent nor any Parent Plan has any pending application or filing before the IRS, the DOL or any other Government Authority pursuant to any voluntary compliance, amnesty or similar program sponsored by the IRS, the DOL or any other Government Authority.

(f) Each Parent Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Parent Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that is reasonably likely to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Plan.

(g) All contributions, premiums or payments required to be made or accrued with respect to any Parent Plan have been made on or before their due dates.

(h) Except as set forth in Section 4.11(h) of the Parent Disclosure Schedule, (i) Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or in Parent’s business, and as of the date of this Agreement, to the knowledge of Parent, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect Parent; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Parent, threatened between Parent and any of its employees, and Parent has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) Parent has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Parent under any such agreement or contract; (iv) Parent is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (v) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending with respect to Parent; and (vi) there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of Parent, threatened against Parent or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity. Each individual who currently provides, or formerly provided, services to Parent or any Parent ERISA Affiliate and who is or was categorized by Parent as an independent contractor is and was at all times properly categorized as such and does not or did not, as the case may be, constitute a common law employee of Parent or any Parent ERISA Affiliate during any time that such individual is or was categorized as an independent contractor.

SECTION 4.12 Contracts.

(a) Section 4.12(a) of the Parent Disclosure Schedule lists each of the following written or oral contracts and agreements to which Parent is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Parent is subject or bound as of the date hereof (such contracts and agreements being the “Material Parent Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to Parent with payments greater than $100,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which Parent is a party or any other contract that compensates any person based on any sales by Parent;

(iii) all leases and subleases of real property including, without limitation, any capital lease;

(iv) all leases, licenses or sublicenses of any asset, including any intellectual property not listed on Schedule 4.12 of the Parent Disclosure Schedule, other than nonexclusive leases, licenses or sublicenses of commercially available software that Parent has procured through shrink wrap, click wrap or purchase orders;

(v) all employment agreements and employment contracts that have an aggregate future liability in excess of $25,000, other than offer letters in a standard form that do not provide for any severance or bonus payments or provide for the grant of equity incentives not consistent with the existing Company Plans;

(vi) all contracts and agreements for any joint venture, partnership or similar arrangement;

(vii) all contracts and agreements under which Parent has advanced or loaned an amount to any of its affiliates or employees other than in the ordinary course of business;

(viii) any contract or agreement relating to the acquisition or disposition of (a) any business of Parent (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (b) any asset (tangible or intangible) other than sales of supplies pursuant to purchase orders in the ordinary course of business;

(ix) any contract or agreement under which Parent is, or may become, obligated to pay an amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (a) acquisition or disposition of assets or securities (other than the sale of inventory in the ordinary course of business), (b) merger, consolidation or other business combination or (c) series or group of related transactions or events of the type specified in clauses (a) and (b) above;

(x) all contracts and agreements relating to indebtedness other than trade indebtedness of Parent in an aggregate amount not to exceed $100,000, including any contracts and agreements in which Parent is a guarantor of indebtedness;

(xi) all contracts and agreements under which any person has guaranteed any indebtedness of Parent;

(xii) all contracts and agreements that limit or purport to limit the ability of Parent to compete in any line of business or with any person or in any geographic area or during any period of time;

(xiii) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of Parent;

(xiv) all contracts or agreements under which Parent is, or may become, obligated to incur any severance pay or other compensation obligations and all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other plan or arrangement for the benefit of Parent’s current or former directors, officers and employees;

(xv) all contracts regarding the acquisition, issuance or transfer of any securities of Parent and each contract affecting or dealing with any securities of Parent, including, without limitation, any restricted stock agreements or escrow agreements; and

(xvi) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.

(b) Each Material Parent Contract (i) is legal, valid and binding on Parent, and, to the knowledge of Parent, on the other parties thereto, is in full force and effect and is enforceable against Parent and, to the knowledge of Parent, is enforceable against each other party thereto, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Parent is not in breach or violation of, or default under, any Material Parent Contract and, to the knowledge of Parent, no other party to any Material Parent Contract is in breach or violation thereof or default thereunder. Parent has made available to the Company true, accurate and complete copies of each written agreement set forth on Schedule 4.12 of the Parent Disclosure Schedule, in each case, as amended or otherwise modified and in effect. There are no payments due and unpaid by Parent under any Material Parent Contract, whether or not any other party thereto has agreed to forbear or waive any rights in connection with such non-payment (other than payments set forth on Section 4.12(b) of the Parent Disclosure Schedule and identified as not being made due to the amount in dispute).

SECTION 4.13 Environmental Matters.

(a) Parent (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct Parent’s business, all of which are set forth on Schedule 4.13 of the Parent Disclosure Schedule and (iii) is in compliance with its Environmental Permits.

(b) Parent has not released, and no other person has released, Hazardous Materials (as defined below) on, upon, into or from any real property owned or leased by Parent or, during their ownership or occupancy of such property, on any property formerly owned, operated or leased by Parent.

SECTION 4.14 Intellectual Property.

(a) Parent owns, is licensed for, or possesses sufficient rights with respect to, all Parent Intellectual Property (as defined below), that is material to the business of Parent, and that is necessary to conduct any such business, as such business is presently conducted. Parent has not received any written communication alleging or suggesting that Parent or Parent Intellectual Property has caused an Infringement, nor is Parent aware of any Infringement. Parent has not infringed upon or misappropriated, and the sale by Parent of Ramoplanin will not infringe or misappropriate, any Intellectual Property right of any third party. Parent has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Parent Intellectual Property or any breach of any license, sublicense or agreement involving Parent Intellectual Property and is not aware of a bona fide basis for such a proceeding. “Parent Intellectual Property” means all Intellectual Property that was or is Used in any business of Parent, or that is necessary to conduct any such business, as such business is presently conducted. With respect to patent rights and mark rights, and notwithstanding anything to the contrary, the representations and warranties of this Section 4.14(a) are made only to Parent’s knowledge and without having conducted any special investigation or patent or trademark search.

(b) To the extent included in Parent Intellectual Property (but excluding Intellectual Property licensed to Parent only on a nonexclusive basis), Section 4.14(b) of the Parent Disclosure Schedule lists (by name, number, jurisdiction and owner) all issued patents and patent applications; all registered Marks; and all registered copyrights and mask works. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) has occurred or is anticipated by Parent. Except as referenced in written documentation previously provided to the Company (including without limitation file wrappers), Parent is not aware of any material questions or challenges with respect to the validity of any claims of any of the foregoing patents or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 4.14(c) of the Parent Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which Parent is a party that assign, authorize to Use, encumber, or give access to any Parent Intellectual Property to a third party other than access provided under a standard form nondisclosure/nonuse agreement; and (ii) all licenses, sublicenses and other agreements pursuant to which Parent has received rights to Use any third party Intellectual Property other than commercially available shrink wrap software, and (iii) all Marks. Parent has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement, other than indemnification provisions contained in agreements used in transactions arising in the ordinary course of business (including, but not limited to, purchase and supply agreements, distribution agreements, and service agreements). To Parent’s knowledge, no event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a material breach or material violation of any license, sublicense or other agreement required to be listed in Section 4.14(c) of the Parent Disclosure Schedule.

(d) Parent has taken reasonable steps to protect and preserve the confidentiality of all Parent Intellectual Property with respect to which Parent has exclusivity and is not otherwise disclosed in published patents or patent applications or registered copyrights (“Parent Confidential Information”). Each current and former employee and contractor of Parent who contributed to the creation or development of any Parent Intellectual Property executed an agreement in substantially the form of the Parent’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), except where failure to do so would not have a Parent Material Adverse Effect.

SECTION 4.15 Taxes.

(a) All material Tax Returns, by or on behalf of Parent, have been or will be completed and filed when due (after giving effect to any extensions of such due date) and all such Tax Returns are true, correct, and complete in all material respects. All amounts shown due on such Tax Returns on or before the Effective Time, and all other material Taxes (whether or not shown on any Tax Return) that are due on or before the Effective Time, have been or will be paid on or before such date. Parent’s unaudited consolidated balance sheet as of September 27, 2003 (the “Parent Reference Balance Sheet”), and related statements of operation, changes in stockholders’ equity and changes in cash flows for the 39 week period ended September 27, 2003 previously provided to the Company (collectively referred to herein as the “Parent Interim Financial Statements”) (i) accrue on the face of such Parent Interim Financial Statements (rather than in any footnote thereto) all material actual and contingent liabilities for Taxes with respect to all periods through September 27, 2003 and Parent has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the face of the Parent Reference Balance Sheet included in the Parent Interim Financial Statements (rather than in any footnote thereto) with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after September 27, 2003, with respect to all transactions and events occurring on or prior to such date. Parent has not incurred any material Tax liability since September 27, 2003 other than in the ordinary course of business and Parent has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld by Parent, and Parent has complied with all material Tax reporting and recordkeeping requirements. To the best knowledge of Parent, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2002 have been examined by any Tax Authority. Parent has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Parent) investigation now pending or threatened in writing against or with respect to Parent in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Parent, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Parent, materially and adversely affect the liability of Parent for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Parent has previously provided or made available to the Company true and complete copies of all income, franchise, and sales Tax Returns.

SECTION 4.16 Vote Required. The only votes of the holders of any classes or series of capital stock of Parent necessary to approve the Share Issuance and the issuance of the Parent Securities in connection with the Combined Company Financing are (i) the votes prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers, Inc. (as such rule may be amended after the date hereof, the “NASD Rule”) and (ii) the vote of the holders of Parent Common Stock to increase the number of authorized shares of Parent Common Stock to 200,000,000 (the “Parent Charter Vote,” and (i) and (ii) the “Parent Stockholder Approvals”). The Parent Stockholder Approvals are the only votes of holders of any class or series of the capital stock of Parent necessary for Parent to effect the Merger and the transactions contemplated in this Agreement.

SECTION 4.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 4.17 of the Parent Disclosure Schedule, Parent owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 4.14 hereof), used in the conduct of the business of Parent or otherwise owned or leased by Parent and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by Parent in or relating to the conduct of the business of Parent (all such properties, assets and contract rights being the “Parent Assets”). The equipment of Parent used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 4.18 Owned Real Property. Parent does not own any real property.

SECTION 4.19 Brokers. Except as set forth on Section 4.19 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.20 Tax Matters. Neither Parent nor Merger Sub nor any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 4.21 State Takeover Statutes. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the Massachusetts Business Combination Law will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to Parent, the shares of Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 4.22 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.23 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.

SECTION 4.24 Accounts Receivable. All accounts and notes receivable reflected on the Parent Reference Balance Sheet and all accounts and notes receivable arising subsequent to the date of the Parent Reference Balance Sheet and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations to Parent and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date.

SECTION 4.25 Illegal Payments, etc. In the conduct of the business of Parent, Parent has not, and none of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Parent (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

SECTION 4.26 Affiliate Transactions. Except for the matters disclosed on Section 4.26 of the Parent Disclosure Schedule, no stockholder of Parent or any affiliate of any stockholder of Parent is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Material Parent Contract with, the Company. Except as disclosed on Section 4.26 of the Parent Disclosure Schedule, no stockholder of Parent or any affiliate of any stockholder of Parent owns any asset used in, or necessary to, the business of Parent.

SECTION 4.27 Employees. Except as disclosed on Section 4.27 of the Parent Disclosure Schedule, no employee of Parent is represented by a labor union.

SECTION 4.28 Insurance. The insurance policies owned and maintained by Parent are set forth on Section 4.28 of the Parent Disclosure Schedule with their respective expiration dates. All such policies, taken as a whole, are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as set forth on Section 4.28 of the Parent Disclosure Schedule, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such policy or (b) has threatened to cancel any such policy.

SECTION 4.29 Disclosure. The representations and warranties contained in this Article IV (including, without limitation, the Parent Disclosure Schedule) do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or modified)), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to use all reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired, in any material respect, at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or modified):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement and except for grants of options to purchase up to 100,000 shares of Company Stock pursuant to the Company Stock Plan;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets unrelated to Factive, except in the ordinary course of business, consistent with past practice;

(d) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets related to Factive, including any co-promotion agreement relating to Factive;

(e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(f) cancel any indebtedness or in the aggregate or waive any claims or rights of substantial value;

(g) make any change in any method if accounting or accounting practice or policy other than those required by U.S. GAAP;

(h) enter into, amend, modify or terminate any contract, commitment or agreement related to the Company’s ability to sell, have sold, market, develop, distribute, import or manufacture Factive (including, without limitation, any co-promotion agreement related to Factive), or waive any material rights thereunder;

(i) enter into, amend, modify or terminate any contract, commitment or agreement that obligates the Company to make payments other than any payments contemplated and permitted by the budget and spending plan attached as an exhibit to the Promissory Note dated the date hereof, issued by the Company to Parent (the “Promissory Note”);

(j) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(k) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(l) incur, other than to Parent, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

(m) authorize any capital expenditure in excess of $50,000, in the aggregate;

(n) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business, consistent with past practice;

(o) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, except for increases in accordance with past practice in salaries or wages of its employees who are not its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(p) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(q) extend any offers of employment to potential employees who would receive cash compensation at a rate of $100,000 per year or more or extend any consulting or independent contracting offers that are not cancelable on prior notice of 30 days or less;

(r) other than as contemplated by this Agreement, enter into, or perform, any transaction with, or for the benefit of any affiliate of the Company (other than payments made to officers, directors and employees in the ordinary course of business);

(s) initiate any clinical trial;

(t) schedule or conduct any meeting with FDA or other regulatory authority;

(u) settle any litigation;

(v) amend, modify or terminate in any material respect any Material Company Contract or waive any material rights thereunder;

(w) waive any rights related to confidentiality under any contract or agreement;

(x) make, change or revoke any material Tax election, elect or change any method of accounting for Tax purposes, settle any action in respect of Taxes or enter into any contractual obligation in respect of Taxes with any Tax Authority; or

(y) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of the foregoing actions.

SECTION 5.02 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or modified)), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to use all reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired, in any material respect, at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, Parent shall not, between the date of this Agreement and the Effective Time, do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or modified):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement and except for grants of options to purchase up to 644,000 shares of Parent Common Stock pursuant to the Parent Stock Plan;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) cancel any indebtedness or waive any claims or rights of substantial value;

(f) make any change in any method if accounting or accounting practice or policy other than those required by U.S. GAAP;

(g) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(i) incur, other than to the Company, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

(j) authorize any capital expenditure in excess of $100,000, in the aggregate;

(k) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business, consistent with past practice;

(l) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, except for increases in accordance with past practice in salaries or wages of its employees who are not its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Parent Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Parent Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Parent Disclosure Schedule;

(n) extend any offers of employment to potential employees who would receive cash compensation at a rate of $100,000 per year or more or extend any consulting or independent contracting offers that are not cancelable on prior notice of 30 days or less

(o) other than as contemplated by this Agreement, enter into, or perform, any transaction with, or for the benefit of any affiliate of Parent (other than payments made to officers, directors and employees in the ordinary course of business);

(p) initiate any clinical trial;

(q) schedule or conduct any meeting with FDA or other regulatory authority;

(r) settle any litigation;

(s) amend, modify or terminate in any material respect any Material Parent Contract or waive any material rights thereunder;

(t) waive any rights related to confidentiality under any contract or agreement;

(u) make, change or revoke any material Tax election, elect or change any method of accounting for Tax purposes, settle any action in respect of Taxes or enter into any contractual obligation in respect of Taxes with any Tax Authority; or

(v) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of the foregoing actions.

SECTION 5.03 Litigation. Each of the Company and Parent shall notify the other in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by it to be threatened against it or any of its officers, directors, employees or stockholders in their capacity as such.

SECTION 5.04 Notification of Certain Matters. Parent shall give reasonably prompt notice to the Company, and the Company shall give reasonably prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, in any material respect; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and Parent shall file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) relating to the respective meetings of the Company stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval of this Agreement (including the principal terms hereof) and the Merger and of the Parent stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval of the Share Issuance and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments and supplements thereto, the ”Registration Statement”) in which the Joint Proxy Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable. Prior to the Effective Time, Parent shall take all or any action reasonably required under applicable state securities Laws in connection with the issuance of shares of Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable, but in no event later than the third business day, after the Registration Statement shall have become effective, each of Parent and the Company shall mail or cause to be mailed the Joint Proxy Statement to their respective stockholders.

(b) Subject to paragraph (c) of this Section 6.01, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of approving this Agreement (including the principal terms hereof) and the Merger (the “Company Board Recommendation”) and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(c) Prior to the approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing the Company Board Recommendation if (i) a Company Superior Proposal (as defined in Section 6.05(a) below) is made to the Company and is not withdrawn,

(ii) the Company shall have promptly, but in no event more than 24 hours after receiving such Company Superior Proposal, provided written notice to Parent advising Parent that the Company has received a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal in reasonable detail and identifying the person or entity making such Company Superior Proposal (a “Notice of Company Superior Proposal”), (iii) Parent shall not have, within five business days of Parent’s receipt of the Notice of Company Superior Proposal, made an offer that the Company’s Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a reputable financial advisor) to be at least as favorable to the Company and its stockholders as such Company Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Company Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would create a substantial risk of liability for breach of its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.05 and shall have complied with this Section 6.01(c). The Company shall provide Parent with reasonable advance notice of any meeting of the Company’s Board of Directors (provided that in no event shall such notice be given less than 36 hours prior to any such meeting) at which the Company’s Board of Directors is reasonably expected to consider any Company Competing Transaction (as defined in Section 6.05(b) below). Subject to applicable Law, nothing contained in this Section 6.01(c) shall limit the Company’s obligation to convene and hold the Company Stockholders’ Meeting (regardless of whether the Company Board Recommendation shall have been withheld, withdrawn, amended, modified or changed).

(d) Subject to paragraph (e) of this Section 6.01, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of the Share Issuance (the “Parent Board Recommendation”) and neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if such recommendation shall no longer be unanimous.

(e) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of Parent, nothing in this Agreement shall prevent the Parent’s Board of Directors from withholding, withdrawing, amending, modifying or changing the Parent Board Recommendation if (i) a Parent Superior Proposal (as defined in Section 6.06(a) below) is made to Parent and is not withdrawn, (ii) Parent shall have promptly, but in no event more than 24 hours after receiving such Parent Superior Proposal, provided written notice to the Company advising the Company that Parent has received a Parent Superior Proposal, specifying the terms and conditions of such Parent Superior Proposal in reasonable detail and identifying the person or entity making such Parent Superior Proposal (a “Notice of Parent Superior Proposal”), (iii) the Company shall not have, within five business days of the Company’s receipt of the Notice of Parent Superior Proposal, made an offer that the Parent’s Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a reputable financial advisor) to be at least as favorable to Parent and its stockholders as such Parent Superior Proposal (it being agreed that the Parent’s Board of Directors shall convene a meeting to consider any such offer by the Company promptly following the receipt thereof), (iv) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that, in light of such Parent Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would create a substantial risk of liability for breach of its fiduciary obligations to Parent and its stockholders under applicable Law and (v) Parent shall not have violated any of the restrictions set forth in Section 6.06 and shall have complied with this Section 6.01(e). Parent shall provide the Company with reasonable advance notice of any meeting of the Parent’s Board of Directors at which the Parent’s Board of Directors (provided that in no event shall such notice be given less than 36 hours prior to any such meeting) is reasonably expected to consider any Parent Competing Transaction (as defined in Section 6.06(b) below). Subject to applicable Law, nothing contained in this Section 6.01(e) shall limit the Parent’s obligation to convene and hold the Parent Stockholders’ Meeting (regardless of whether the Parent Board Recommendation shall have been withheld, withdrawn, amended, modified or changed).

(f) Subject to Sections 6.01(c) and (e) with respect to the Company Board Recommendation or the Parent Board Recommendation, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(g) The information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) any time the Joint Proxy Statement is mailed to the stockholders of the Company and/or Parent, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Parent Stockholders’ Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement is discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(h) The information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration

Statement is declared effective, (ii) any time the Joint Proxy Statement is mailed to the stockholders of the Company and/or Parent, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Parent Stockholders’ Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement is discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall (i) call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement (including the principal terms hereof) and the Merger, (ii) use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Company Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and this Agreement (including the principal terms hereof), and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the DGCL, in each case in compliance with applicable Laws.

SECTION 6.03 Parent Stockholders’ Meeting. Parent shall (i) call and hold the Parent Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the approval of the Share Issuance and the Parent Charter Vote by the Parent stockholders, (ii) use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Parent Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance and the Parent Charter Vote, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the NASD Rule and Massachusetts Business Corporation Law, in compliance with applicable Laws.

SECTION 6.04 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, each of the Company and Parent shall: (i) provide the other (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices, books, records and other facilities of the Company and Parent (as the case may be) and their respective subsidiaries and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company or Parent (as the case may be) and their respective subsidiaries as reasonably requested by the other party or its Representatives.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated as of July 29, 2003 (the “Non-Disclosure Agreement”), by and between the Company and Parent. Notwithstanding the foregoing confidentiality provisions or anything in this Agreement to the contrary, each of the Company and Parent and its respective Representatives may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby (the “Transactions”) and may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment or tax structure.

SECTION 6.05 No Company Solicitation of Transactions.

(a) The Company will not solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal or offer regarding a Company Competing Transaction or other similar transaction, if, the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor, that such proposal provides greater value to the Company Stockholders than the Merger, is not subject to regulatory approvals that give rise to a significant risk that the Company Competing Transaction will not be consummated and for which financing is committed or, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained (a “Company Superior Proposal”); provided that the Company shall not furnish any information to any person making such proposal unless the Company and such other party shall have entered into a confidentiality agreement as least as favorable to the Company as the Non-Disclosure Agreement. The Company will notify Parent promptly (and in any event within 48 hours) after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Company Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction.

(b) A “Company Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; and (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party.

SECTION 6.06 No Parent Solicitation of Transactions.

(a) Parent will not solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Parent Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Parent Competing Transaction, or agree to or endorse any Parent Competing Transaction, or authorize or permit any of the officers, directors or employees of Parent, or any investment banker, financial advisor, attorney, accountant or other representative retained by Parent, to take any such action; provided, however, that nothing contained in this Section 6.06 shall prohibit the Board of Directors of Parent from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal or offer regarding a Parent Competing Transaction or other similar transaction, if, the Board of Directors of Parent determines in good faith, after consultation with Parent’s financial advisor, that such proposal provides greater value to Parent Stockholders than the Merger, is not subject to regulatory approvals that give rise to a significant risk that the Parent Competing Transaction will not be consummated and for which financing is committed or, in the good faith judgment of the Board of Directors of Parent, is reasonably capable of being obtained (a “Parent Superior Proposal”); provided that Parent shall not furnish any information to any person making such proposal unless Parent and such other party shall have entered into a confidentiality agreement as least as favorable to Parent as the Non-Disclosure Agreement. Parent will notify the Company promptly (and in any event within 48 hours) after receipt by Parent (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Parent Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of Parent by any person that informs or has informed Parent that it is considering making or has made such a proposal or inquiry. Parent immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Parent Competing Transaction.

(b) A “Parent Competing Transaction” means any of the following involving Parent (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; and (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party.

SECTION 6.07 Employee Benefits Matters. All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s reasonable discretion,

an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. To the extent that Parent transitions employees of the Company from the Company’s benefit plans to employee benefit plans and programs maintained by Parent, from and after the Effective Time, Parent shall, to the extent permitted by Parent’s plans, grant all employees of the Company credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company benefit plan. Parent and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plan, of Parent, Parent shall, to the extent permitted by Parent’s plans, waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by the Company’s employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent. Notwithstanding the preceding, at the request of Parent, the Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date, and shall submit an application for a favorable determination letter on the termination of any such plans to the IRS.

SECTION 6.08 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, seeking in good faith the opinions described in Sections 7.02(d) and 7.03(c), (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including those required under the HSR Act, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Parent and the Company shall file as soon as practicable after the date hereof notifications under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Parent shall be responsible for all filing fees arising from the filings under the HSR Act contemplated by this Section 6.08(b).

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and Parent shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person.

SECTION 6.09 Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to Gunderson Dettmer (counsel to the Company) and Ropes & Gray LLP (counsel to Parent), at the date of the legal opinions referred to below, representation letters substantially in compliance with Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such representation letters effective as of the date of such opinions, or (ii) why Gunderson Dettmer (counsel to the Company) and Ropes & Gray LLP (counsel to Parent) would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(c). As of the date hereof, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Gunderson Dettmer (counsel to the Company) or Ropes & Gray

LLP (counsel to Parent), at the date of the legal opinions referred to below, representation letters substantially in compliance with the Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such representation letters effective as of the date of such opinions, or (ii) Gunderson Dettmer (counsel to the Company) or Ropes & Gray LLP (counsel to Parent) would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(c).

SECTION 6.10 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company, except as may be required by applicable law, court process or by the rules and regulations of any national securities exchange.

SECTION 6.11 Affiliate Agreements. The Company shall use its reasonable efforts to cause each person that could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit C.

SECTION 6.12 Indemnification of Officers and Directors.

(a) For a period of six years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law).

(b) For a period of six years for and after the Effective Time, each of the Parent and the Surviving Corporation agrees to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and director of the Company who are currently covered by the Company’s officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to Parent). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof. Notwithstanding the foregoing, in no event shall Parent be required to expend per annum pursuant to this Section 6.05 in excess of 150% of the amount per annum the Company paid in its last full fiscal year for such insurance, which the Company represents was $35,775. Alternatively and in satisfaction of its obligations under this Section 6.12(b), prior to the Closing, Parent may purchase an insurance policy to extend the coverage of the Company’s current officers’ and directors’ liability insurance policy for a period of six years for and after the Effective Time.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.12 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

SECTION 6.13 Nasdaq National Market Listing. If necessary, Parent shall promptly prepare and file with The Nasdaq National Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Options, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to official notice to The Nasdaq National Market of issuance, and the Company shall cooperate with Parent with respect to such filing.

SECTION 6.14 Section 16 Relief. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Stock, and of options for Parent Common Stock upon conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of the Company Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of

Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.15 Financing. Parent shall use its reasonable best efforts to enter into and consummate agreements to sell shares of Parent Common Stock, warrants exercisable for shares of Parent Common Stock, notes convertible into shares of Common Stock or notes (collectively, the “Parent Securities”) in an amount equal to at least $32 million (the “Combined Company Financing”). Promptly following the execution of this Agreement, Parent and the Company shall form a committee that shall be charged with creating and implementing a plan to obtain the Combined Company Financing (the “Financing Committee”). The Financing Committee shall (i) be co-chaired by the Chief Executive Officers of each of Parent and the Company, (ii) include such other members designated by the co-chairs and (iii) meet regularly (in any case, no less than weekly). The Company shall use its reasonable best efforts to cooperate with Parent in attempting to obtain the Combined Company Financing.

SECTION 6.16 Promissory Note. Parent and the Company shall perform their respective obligations under the Promissory Note, dated the date of this Agreement, between Parent and the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable Law and the Company’s Certificate of Incorporation and Bylaws;

(b) Parent Stockholder Approval. The Share Issuance and the Parent Charter Vote shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the NASD Rule and Parent’s Bylaws;

(c) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(e) Financing. Parent shall have obtained the proceeds from the sale of Parent Securities the Combined Company Financing;

(f) Registration Statement. The appropriate registration statement relating to the issuance of the shares of Parent Common Stock hereunder shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; or

(g) Note Amendment and Exchange Agreement. The Closing (as that term is defined in the Note Amendment and Exchange Agreement) shall have occurred.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct as of the Effective Time except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) would not be reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) Approvals. The Company shall have received the consents and approvals set forth on Section 7.02(c) of the Company Disclosure Schedule and all other authorizations, consents, orders and approvals the failure of which to obtain would be reasonably likely to have a Company Material Adverse Effect;

(d) Tax Opinion of Parent’s Counsel. Parent shall have received the opinion of Ropes & Gray LLP (counsel to Parent), based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Ropes & Gray LLP (counsel to Parent) of representation letters from each of Parent, Merger Sub, Second Acquisition Subsidiary and the Company as contemplated in Section 6.09 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time;

(e) [Intentionally omitted];

(f) No Material Adverse Change. Since the date of the Company Reference Balance Sheet, there will have occurred no events nor will there exist any circumstances which singly or in the aggregate have resulted in, or are reasonably likely to result in, a Company Material Adverse Effect;

(g) Licensor Letter. Parent shall have received written confirmation from Licensor, in a form and substance agreed to by Parent and the Company prior to the date of this Agreement;

(h) Manufacturing. Parent shall be reasonably satisfied that Licensor has the capability to and will, upon the terms set forth in the License Agreement, including, without limitation, the product specifications and manufacturing practices referred to therein, supply the active pharmaceutical ingredient in Factive and Factive final product (as provided in the License Agreement) to the Company in a timeframe and in sufficient amounts to meet the need for Factive final product anticipated by the Company and Parent;

(i) Termination of Agreements. Each of the Third Amended and Restated Investors Rights Agreement by and between the Company, John D. Baldeschwieler, Peter B. Dervan, Ph.D., and the stockholders listed on Schedule A thereto, dated as of August 8, 2002, as amended by the Admission and Amendment Agreements, dated as of October 1, 2002 and December 4, 2002, the Fifth Amended and Restated Voting Agreement by and between the Company and the stockholders listed on Schedule A thereto, dated as of August 8, 2001, and all rights to observe or obtain notice of meetings of the Board of Directors of the Company shall have been terminated effective as of the Effective Time;

(j) No Restraints. There shall not be pending any suit, action, investigation or proceeding to which a Governmental Entity is a party prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(k) Escrow Agreement. The Escrow Agent and the Stockholders’ Representative shall have entered into the Escrow Agreement;

(l) Opinion of the Company’s Counsel. Parent shall have received the opinion of Gunderson Dettmer (counsel to the Company), or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit D;

(m) Secretary’s Certificate. Parent shall have received a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto;

(n) Excess Parachute Payment. The Company shall have taken appropriate steps, which steps are reasonably satisfactory to Parent, to ensure that the consummation of the Merger or any of the other transactions contemplated by this Agreement will not, by themselves or after taking into account the satisfaction of any other condition or conditions or the occurrence of any other event or events, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code;

(o) FIRPTA Certificate. The Company will have delivered to Parent a certification (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h); or

(p) Amendment. The Company shall have amended its Certificate of Incorporation so that no Company Preferred Stock shall be authorized.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by Parent in this Agreement shall be true and correct as of the Effective Time except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) would not be reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer of Parent to that effect;

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(c) Tax Opinion of Company’s Counsel. The Company shall have received the opinion of Gunderson Dettmer (counsel to the Company), based upon representations of Parent, Merger Sub, Second Acquisition Subsidiary and the Company and normal assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer (counsel to the Company) of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.09 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time;

(d) Opinion of Parent’s Counsel. The Company shall have received the opinion of Ropes & Gray LLP (counsel to Parent), or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit E;

(e) Listing. If necessary, Parent shall have filed with The Nasdaq National Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Options;

(f) No Material Adverse Change. Since September 27, 2003, there will have occurred no events nor will there exist any circumstances which singly or in the aggregate have resulted in, or are reasonably likely to result in, a Parent Material Adverse Effect;

(g) Escrow Agreement. Parent and the Escrow Agent shall have entered into the Escrow Agreement;

(h) Board Composition. Parent shall have taken all necessary action to constitute the Board of Directors of Parent, effective upon the Effective Time, consistent with Schedule 1.06(a); or

(i) Executive Group. Parent shall have taken all necessary action to appoint, effective upon the Effective Time, the individuals listed on Schedule 1.06(b) to the executive positions set forth opposite their name.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before April 30, 2004; provided further, that if the Effective Time has not occurred as a result of the Registration Statement not having become effective, or the Registration Statement not having become effective in a timely manner so as to hold the Company Stockholders’ Meeting and Parent Stockholders’ Meeting by April 30, 2004, then the right of either Party to terminate this Agreement under this Section 8.01(b) shall not be available unless the Effective Time shall not have occurred on or before May 30, 2004;

(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such Order;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”);

provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(d);

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(e);

(f) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes the Company Board Recommendation in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Company Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Company Competing Transaction within 10 days following public announcement or receipt by the Company of the proposal for such Company Competing Transaction; it being understood that taking no position or indicating its inability to take a position does not constitute a rejection of such Company Competing Transaction, (iv) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation or shall have failed to hold the Company Stockholder Meeting as promptly as practicable and in any event within 45 days after the Registration Statement is declared effective, (v) the Company’s Board of Directors fails to reaffirm the Company Board Recommendation within five business days after Parent requests in writing that such recommendation be reaffirmed, or (vi) the Company shall have willfully breached its obligations under Section 6.05;

(g) by the Company if (i) the Board of Directors of Parent withholds, withdraws, amends, modifies or changes the Parent Board Recommendation in a manner adverse to the Company or shall have resolved to do so, (ii) the Board of Directors of Parent shall have recommended to the stockholders of Parent a Parent Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Parent Competing Transaction, (iii) the Board of Directors of Parent fails to reject a Parent Competing Transaction within 10 days following public announcement or receipt by Parent of the proposal for such Parent Competing Transaction; it being understood that taking no position or indicating its inability to take a position does not constitute a rejection of such Parent Competing Transaction, (iv) Parent shall have failed to include in the Joint Proxy Statement the Parent Board Recommendation or shall have failed to hold the Parent Stockholder Meeting as promptly as practicable and in any event within 45 days after the Registration Statement is declared effective, (v) the Parent’s Board of Directors fails to reaffirm the Parent Board Recommendation within five business days after Parent requests in writing that such recommendation be reaffirmed or (vi) Parent shall have willfully breached its obligations under Section 6.06;

(h) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company stockholders shall have taken a vote on a proposal to approve this Agreement (including the principal terms hereof) and the Merger, and (ii) this Agreement (including the principal terms hereof) or the Merger shall not have been approved at such meeting by the Company Stockholder Approval (and shall not have been approved at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(h) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

(i) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Parent stockholders shall have taken a vote on the Share Issuance and the Parent Charter Vote, and (ii) the Share Issuance and the Parent Charter Vote shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(i) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.04(b), and this Section 8.02 shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05 Expenses.

(a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approval, the filing of any required notices and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b) The Company agrees that the Company shall pay to Parent an amount equal to all of Parent’s Expenses up to $1,000,000 if Parent shall terminate this Agreement pursuant to Section 8.01(f) or either Parent or the Company shall terminate the Agreement pursuant to Section 8.01(h).

(c) The Company agrees that the Company shall pay to Parent an additional $3,044,063.90 if (i) this Agreement is terminated by Parent pursuant to Section 8.01(f) or by either Parent or the Company pursuant Section 8.01(h) and (ii) the Company shall have, within 12 months of the date of such termination, entered into (or announced its intention to enter into) an agreement to consummate a Company Competing Transaction.

(d) Parent agrees that Parent shall pay to the Company an amount equal to all of the Company’s Expenses up to $1,000,000 if the Company shall terminate this Agreement pursuant to Section 8.01(g) or either Parent or the Company shall terminate the Agreement pursuant to Section 8.01(i).

(e) Parent agrees that Parent shall pay to the Company an additional $3,044,063.90 if (i) this Agreement is terminated by the Company pursuant to Section 8.01(g) or by either Parent or the Company pursuant Section 8.01(i) and (ii) Parent shall have, within 12 months of the date of such termination, entered into (or announced its intention to enter into) an agreement to consummate a Parent Competing Transaction.

(f) Any payment required to be made pursuant to Section 8.05(b), (c), (d) or (e) shall be made not later than five business days after delivery to Parent or the Company, as the case may be (the “Requesting Party”), of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses being demanded by the Requesting Party (which itemization may be supplemented and updated from time to time by the Requesting Party until the 60th day after the Requesting Party delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the Requesting Party. The payments described in Section 8.05(b), (c), (d) and (e) shall not be in lieu of damages incurred in the event of willful breach of the representations and warranties set forth in this Agreement or the material breach of any of the covenants or agreements set forth in this Agreement.

SECTION 8.06 Payment. In the event that Parent or the Company shall fail to pay the Expenses of the Requesting Party as required by Section 8.05(b), (c), (d) or (e) as applicable, when due, then such Expenses shall be increased to include the costs and expenses actually incurred or accrued by the Requesting Party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate (the “Prime Rate”) plus 2.00%.

ARTICLE IX

HOLD HARMLESS; INDEMNIFICATION

SECTION 9.01 Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Parent contained in this Agreement shall survive the Effective Time for a period of 18 months following the Effective Time (the “Survival Period”). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto in accordance with Section 9.04(a), then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved; provided, however, that such claim may only be asserted during the Survival Period.

SECTION 9.02 Escrow; Hold Harmless. (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors and employees (collectively, the “Parent Indemnified Parties”) shall be held harmless for any actual liabilities, losses, damages, costs, expenses, and penalties (including, without limitation, reasonable attorneys’ fees (other than costs relating to in-house legal counsel) and expenses suffered or paid by them (net of (i) any recoveries under insurance policies or indemnities from third parties if and when actually received by a Parent Indemnified Party, reduced by the present value of any increases in insurance premiums which the Parent Indemnified Party reasonably estimates to result from such recoveries and (ii) any tax benefit actually recognized and realized by the Parent Indemnified Party as a reduction in the amount of its United States federal and state income tax liability in the year in which such Loss is suffered or incurred and which is determined by the applicable Parent Indemnified Party’s tax return preparers to be without material risk of being disallowed on audit) in connection with the payment of such liabilities, losses, damages, costs, expenses, and penalties (collectively, “Losses”), arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement or in any certificate required to be delivered in connection herewith (as each such representation or warranty would read if all materiality or Company Material Adverse Effect provisions were not contained therein);

(ii) any breach of, non-compliance with or non-fulfillment of any covenant or agreement made by the Company in this Agreement or in any certificate delivered in connection herewith;

(iii) any fraudulent action, and any violation of any criminal law by the Company; and

(iv) any claim by a holder or former holder of the Company’s Equity Interests or any other person seeking to assert, or based upon: (i) ownership or rights of ownership to any shares of capital stock of the Company; (ii) any rights of a stockholder of the Company, including any option, preemptive rights, rights to notice or to vote or any appraisal rights under the applicable provisions of the DGCL; (iii) any rights under the Organizational Documents of the Company; (iv) any claim that his, her or its Equity Interests were wrongfully repurchased, canceled, terminated or otherwise limited by the Company; or (v) any claim in connection with the issuance of any Equity Interests or otherwise, regardless of whether an action, suit or proceeding can or has been made against the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) The Indemnity Escrow Fund shall be the sole and exclusive right and remedy for any Losses arising out of any and all claims relating to the subject matter of this Agreement (other than claims pursuant to Section 9.02(a)(iii)), and the maximum amount that may be recovered from any single Company Stockholder or holder of assumed Company Options shall be limited to such holder’s pro-rata share of the Indemnity Escrow Fund; and

(ii) no payment from the Indemnity Escrow Fund with respect to any Losses otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a) shall be payable until such time as all such Losses shall aggregate to more than an amount equal to $676,458.64, after which time only such Losses in excess of such amount may be reimbursable from the Indemnity Escrow Fund. An Indemnified Party (as defined in Section 9.04) shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses.

(c) Parent acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, (ii) has been furnished with or given adequate access to such information about the Company as it has requested and (iii) will not assert any claim against the Company or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Company, the representations and warranties contained in this Agreement) furnished by the Company or any such persons concerning the Company or any of its affiliates.

(d) Company acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Parent, (ii) has been furnished with or given adequate access to such information about Parent as it has requested and (iii) will not assert any claim against Parent or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Parent or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to Parent, the representations and warranties contained in this Agreement) furnished by Parent or any such persons concerning Parent or any of its affiliates.

(e) In connection with Parent’s investigation of the Company, Parent has received from the Company certain estimates, projections and other forecasts for the Company, and certain plan and budget information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Parent will not assert any claim against the Company or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such persons liable, with respect thereto. Except for the representations and warranties of the Company set forth in this Agreement, the Company makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 9.02(e).

(f) In connection with the Company’s investigation of Parent, Company has received from Parent certain estimates, projections and other forecasts for Parent, and certain plan and budget information. Company acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Company is familiar with such uncertainties, that Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Company will not assert any claim against Parent or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such persons liable, with respect thereto. Except for the representations and warranties of Parent set forth in this Agreement, Parent makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 9.02(f).

SECTION 9.03 Indemnification by Parent. (a) After the Effective Time, the Company Stockholders and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Stockholder Indemnified Parties”) shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

(i) the breach of any representation or warranty made by Parent in this Agreement or in any certificate required to be delivered in connection herewith (as each such representation or warranty would read if all materiality or Parent Material Adverse Effect provisions were not contained therein);

(ii) any breach of, non-compliance with or non-fulfillment of any covenant or agreement made by Parent in this Agreement or in any certificate delivered in connection herewith; and

(iii) any fraudulent action, and any violation of any criminal law by Parent.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) no payment with respect to any Losses otherwise payable under Section 9.03(a) and arising out of or resulting from the causes enumerated in Section 9.03(a) shall be payable until such time as all such Losses shall aggregate to more than an amount equal to $676,458.64, after which time the Stockholder Indemnified Parties shall be entitled to recover only such Losses in excess of such amount. An Indemnified Party (as defined in Section 9.04) shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses; and

(ii) Parent’s indemnification obligations under this Section 9.03 shall be the sole and exclusive right and remedy for any Losses arising out of any and all claims relating to the subject matter of this Agreement (other than claims pursuant to Section 9.03(a)(iii)), and Parent shall have no liability under this Section 9.03 to Stockholder Indemnified Parties for Losses in excess of an amount equal to $13,529,172.87.

SECTION 9.04 Indemnification Procedures.

(a) For purposes of this Section 9.04, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.” Within 30 days following the incurrence of any Losses by an Indemnified Party who believes that such party is entitled to indemnification pursuant to this Article IX, the Indemnified Party shall deliver to the Indemnifying Party a certificate which shall:

(i) state that the Indemnified Party has paid Losses for which such Indemnified Party is entitled to indemnification pursuant to Article IX;

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

(iii) attached thereto all supporting documents, calculations, correspondence and all other documents related to each item of Loss set forth on the certificate.

No delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within

30 days of the receipt by the Indemnified Party of such notice; provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c) The Indemnifying Party shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) so long as (i) the Indemnifying Party notifies the Indemnified Party (based on the facts and circumstances then known by the Indemnifying Party) in writing within 30 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.

(d) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.04(c) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld) and (iii) except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(e) In the event any of the conditions in Section 9.04(c) which has been satisfied thereafter becomes unsatisfied, however, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

SECTION 9.05 Stockholders’ Representative.

(a) Effective only upon the Effective Time, Luke Evnin (such person and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Shares to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX as described in the preceding sentence, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders’ Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative. The Stockholders’ Representative is not entitled to amend this Agreement or take any actions relating to this Agreement prior to the Effective Time. Following the Effective Time, the Stockholders’ Representative may amend this Agreement with the prior written consent of the holders of a majority-in-interest in the Escrow Funds. The Stockholders’ Representative may resign upon not less than 20 business days’ prior written notice to Parent and the Company Stockholders. The Company Stockholders by the vote of a majority-in-interest of the Escrow Funds may remove the Stockholders’ Representative from time to time upon not less than 20 business days’ prior written notice to Parent. Any vacancy in the position of the Stockholders’ Representative may be filled by the approval of the holders of a majority-in-interest in the Escrow Funds. Any successor Stockholders’ Representative shall acknowledge in writing to Parent her acceptance of her appointment as Stockholders’ Representative.

(b) The Company Stockholders shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Stockholders’ Representative shall promptly, and in any event within ten business days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 9.05. The Stockholders’ Representative shall at all times act in his or her capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative shall not exercise any discretion or take any action.

(c) Each Company Stockholder on whose behalf the Escrow Shares were contributed to the Escrow Account shall, severally and not jointly, hold harmless and reimburse the Stockholders’ Representative from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative) arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct; provided, however, that no such Company Stockholder shall be liable in excess of such Company Stockholder’s pro rata portion of the Aggregate Merger Consideration. In the event there are any remaining funds in the Escrow Accounts to be distributed to stockholders of Company immediately prior to any interim distribution or the final distribution from the Escrow Accounts pursuant to the Escrow Agreement, the Stockholders’ Representative shall be entitled to recover any such expenses from the Escrow Accounts prior to the distribution of funds to the Company Stockholders. The Stockholders’ Representative shall not be entitled to any compensation for his or her services in such capacity.

(d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any merger consideration to which such Company Stockholder is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Stockholder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Stockholder.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)	if to Parent or Merger Sub:

Genome Therapeutics Corp.

100 Beaver Street

Waltham, MA 02453

Facsimile No.: 781-893-8277

Attention: Chief Financial Officer

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile No.: (617) 951-7050

Attention: Patrick O’Brien

(b)	if to the Company:

Genesoft Pharmaceuticals, Inc.

7300 Shoreline Court

South San Francisco, CA 94080

Facsimile No.: 650-827-0477

Attention: Chief Executive Officer

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Facsimile No.: (650) 321-2800

Attention:	Christopher D. Dillon
David T. Young

(c)	if to the Stockholders’ Representative:

Luke Evnin, Ph.D.

601 Gateway Blvd.

Suite 350

South San Francisco, CA 94080

Facsimile No.: (650) 553-3301

SECTION 10.02 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in San Francisco, California.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contract or agreement, whether written or oral, which would entitle any person to acquire any such interest in such person or otherwise entitle any person to share in the equity, profit, earnings, losses or gains of such person (including stock appreciation, phantom stock, profit participation or other similar rights).

(vi) “knowledge” means, with respect to the Company, actual knowledge of David B. Singer, the Company’s Chairman and Chief Executive Officer, Gary Patou, the Company’s President, Asha Rajagopal, the Company’s Director of Finance, and Sofia Touami, the Company’s Business Development Manager.

(vii) “organizational documents” means, with respect to any person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such person, in each case, as amended or supplemented.

(viii) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(ix) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth:

Term	Section
Accrued Interest Shares	2.01(b)(vi)
affiliate	10.02(a)
Aggregate Merger Consideration	2.01(b)
Agreement	Preamble
beneficial owner	10.02(a)
Bulk Product	3.27
business day	10.02(a)
Certificate of Merger	1.02
Closing	1.02
Closing Date	1.02
COBRA	3.11(d)
Code	Recitals
Combined Company Financing	6.15
Common Exchange Ratio	2.01(b)
Company	Preamble
Company Assets	3.17
Company Audited Financial Statements	3.08(a)
Company Board Recommendation	6.01(b)
Company Competing Transaction	6.05(b)
Company Confidential Information	3.14(d)
Company Disclosure Schedule	Article III
Company ERISA Affiliate	3.11(c)
Company Insiders	6.14
Company Intellectual Property	3.14(a)
Company Interim Financial Statements	3.08(a)
Company Material Adverse Effect	3.01
Company Options	2.04(a)
Company Plan(s)	3.11(a)
Company Reference Balance Sheet	3.08(a)
Company Series A Preferred Stock	3.04(a)
Company Series B Preferred Stock	3.04(a)
Company Series C Preferred Stock	3.04(a)

Term	Section
Company Series D Preferred Stock	3.04(a)
Company Series 1 Preferred Stock	3.04(a)
Company Share Certificates	2.02(a)
Company Stock	Recitals
Company Stockholders	2.02(b)
Company Stockholders’ Meeting	6.01(a)
Company Stock Plan	3.04(b)
Company Superior Proposal	6.05(a)
Company Voting Agreement	Recitals
Company Warrant	2.04(b)
control	10.02(a)
DGCL	Recitals
Dissenting Shares	2.05(a)
Effective Time	1.02
Equity Interests	10.02(a)
Environmental Laws	3.13
Environmental Permits	3.13
ERISA	3.11(a)
Escrow Accounts	2.02(b)
Escrow Agent	2.02(b)
Escrow Agreement	2.02(b)
Escrow Funds	2.02(b)
Escrow Shares	2.01(b)
Exchange Act	4.06(a)
Exchange Agent	2.02(a)
Expenses	8.05(a)
FDA	3.07(b)
FDA Company Permits	3.07(b)
FDA Parent Permits	4.07(b)
Final Product	3.27
Financing Committee	6.15
Fully Diluted Common Shares Amount	2.01(b)
Governmental Entity	3.06(b)
Gunderson Dettmer	1.02
Hazardous Materials	3.13
HSR Act	3.06(b)
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Indemnity Escrow Account	2.02(b)
Indemnity Escrow Fund	2.02(b)
Indemnity Escrow Shares	2.01(b)
Infringement	3.14(a)
Intellectual Property	3.14(a)
IP Rights	3.14(a)
Inventions	3.14(a)

Term	Section
Joint Proxy Statement	6.01(a)
knowledge	10.02(a)
Law	3.06(a)
Legal Proceeding	3.10
Letter of Transmittal	2.02(a)
Liabilities	3.08(b)
License Agreement	3.12(a)
Licensor	3.12(a)
LLC Agreement	1.04(b)
Losses	9.02(a)
Marks	3.14(a)
Material Company Contracts	3.12(a)
Material Parent Contracts	4.12(a)
Merger	Recitals
Merger Sub	Preamble
NASD Rule	4.16
Non-Disclosure Agreement	6.04(b)
Non-FDA Company Permits	3.07(a)
Non-FDA Parent Permits	4.07(a)
Note Amendment and Exchange Agreement	Recitals
Notice of Company Superior Proposal	6.01(c)
Notice of Parent Superior Proposal	6.01(e)
Order	7.01(c)
organizational documents	10.02(a)
Other Escrow Account	2.02(b)
Other Escrow Fund	2.02(b)
Other Escrow Shares	2.01(b)
Parent	Preamble
Parent Assets	4.17
Parent Board Recommendation	6.01(d)
Parent Charter Vote	4.16
Parent Common Stock	Recitals
Parent Competing Transaction	6.06(b)
Parent Confidential Information	4.14(d)
Parent Disclosure Schedule	Article IV
Parent ERISA Affiliate	4.11(c)
Parent Indemnified Parties	9.02(a)
Parent Intellectual Property	4.14(a)
Parent Interim Financial Statements	4.15(a)
Parent Material Adverse Effect	4.01(a)
Parent Options	4.04(a)
Parent Plan(s)	4.11(a)
Parent Reference Balance Sheet	4.15(a)
Parent SEC Reports	4.08(a)
Parent Securities	6.15

Term	Section
Parent Shares	2.01(b)
Parent Stockholder Approvals	4.16
Parent Stockholders’ Meeting	6.01(a)
Parent Stock Plan	4.04(a)
Parent Superior Proposal	6.06(a)
Parent Voting Agreement	Recitals
person	10.02(a)
Preference Shares	2.01(b)(v)
Prime Rate	8.06
Principal Stockholders	Recitals
Promissory Notes	5.01(i)
Registration Statement	6.01(a)
Representatives	6.04(a)
Requesting Party	8.05(f)
Reverse Merger	Recitals
SEC	4.08(a)
Second Acquisition Subsidiary	Recitals
Second-Step Merger	Recitals
Section 16 Information	6.14
Securities Act	4.08(a)
Share Issuance	Recitals
Stockholder Indemnified Parties	9.03(a)
Stockholders’ Representative	9.05(a)
subsidiaries	10.02(a)
subsidiary	10.02(a)
Survival Period	9.01
Surviving Corporation	1.01
Tax	3.15(c)
Taxable	3.15(c)
Tax Authority	3.15(c)
Taxes	3.15(c)
Tax Return(s)	3.15(a)
Terminating Company Breach	8.01(d)
Terminating Parent Breach	8.01(e)
Third Party Claims	9.04(b)
Transactions	6.04(b)
U.S. GAAP	3.08(a)
Used	3.14(a)

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Other than under Sections 6.04, 6.09 and 6.12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and without regard to any applicable conflicts of law.

SECTION 10.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

SECTION 10.09 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

GENOME THERAPEUTICS CORP.

By:	/s/ Steven Rauscher
Name: Steven Rauscher Title: President and Chief Executive Officer

GUARDIAN ACQUISITION, INC.

By:	/s/ Steven Rauscher
Name: Steven Rauscher Title: President

GENESOFT PHARMACEUTICALS, INC.

By:	/s/ David Singer
Name: David Singer Title: Chief Executive Officer

LUKE EVNIN

/s/ Luke Evnin
Luke Evnin, solely for purposes of Section 9.05, as Stockholders’ Representative

EXHIBIT A-1

Form of Company Voting Agreement

EXHIBIT A-2

Form of Parent Voting Agreement

EXHIBIT B

Form of Escrow Agreement

EXHIBIT C

Form of Company Affiliate Agreement

EXHIBIT D

Form of Company Counsel Legal Opinion

EXHIBIT E

Form of Parent Counsel Legal Opinion

Schedule 1.06(a)

Members of the Board of Directors of Parent following the Effective Time

Members of the Board of Directors of Parent

Luke B. Evnin, Ph.D.

Robert J. Hennessey

Vernon R. Loucks, Jr.

William J. Rutter

Steven M. Rauscher

William S. Reardon

Norbert G. Riedel, Ph.D.

David B. Singer (Chairman)

David K. Stone

S-1

Schedule 1.06(b)

Executive Management of Parent following the Effective Time

Name of Officer	Title
Steven M. Rauscher	Chief Executive Officer
Stephen Cohen	Senior Vice President and Chief Financial Officer
Martin Williams	Senior Vice President, Corporate Development and Marketing

S-2